FORM 5

[ ] Check this box if no longer subject        _________________________________
    to Section 16. Form 4 or Form 5            |          OMB APPROVAL         |
    obligations may continue. See             _________________________________
    Instruction 1(b).                         | OMB Number: 3235-0362         |
                                               | Expires: December 31, 2001    |
[ ] Form 3 Holdings Reported                   | Estimated average burden      |
                                               | hours per response.....1.0    |
[ ] Form 4 Transactions Reported               _________________________________




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person*

   Cousens            Rodney
-----------------------------------------------------
   (Last)            (First)            (Middle)

   Acclaim Entertainment, Ltd.
   Moreau House, 112-120 Brompton Road, Knightsbridge
-----------------------------------------------------
                     (Street)

   London               England         SW31JJ
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol


   Acclaim Entertainment, Inc. (AKLM)
_______________________________________________________________________________
3. IRS Identification Number of Reporting Person (Voluntary)



_______________________________________________________________________________
4. Statement for Month/Year

   August, 2001
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [ ] Director
   [X] Officer (give title below)
   [ ] Other (specify below)

       President and Chief Operating Officer, Acclaim Europe
_______________________________________________________________________________
7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
_______________________________________________________________________________

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FORM 5 (continued)

                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of
                                                                                    Securities
                                                                                    Beneficially  Owner-
                                                                                    Owned at      ship
                         Trans-                      Securities Acquired (A)        End of        Form:
                         action                      or Disposed of (D)             Issuer's      Direct      Nature of
                         Date        Trans-          (Instr. 3, 4 and 5)            Fiscal        (D) or      Indirect
Title of                 (Month/     action       ----------------------------      Year          Indirect    Beneficial
Security                  Day/       Code           Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      (Instr. 8)                 (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----------   -----------  ------  ---------    -----------   ----------  ----------
------------------------------------------------------------------------------------------------------------------------

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
*If the form is filed by more than one reporting person, see
 Instruction 4(b)(v).

Potential persons who are to resond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 2270 (3/99)

                                                                         Page 2

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FORM 5 (continued)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------  ----------  --------- ----------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4, and 5)    Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  --------  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------
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Option
(Right
to Buy)(1)   $3.57    6/18/01      A      300,000        (1)    6/17/11    (2)    300,000   --     300,000         D
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


Explanation of Responses:
(1) This option was granted to the Reporting Person under the Issuer's 1998 Stock Incentive Plan. Such option becomes exercisable in one-third installments on each of June 18, 2002, June 18, 2003, and June 18, 2004.
(2)  Common Stock, par value $0.02 per share.




               /s/ Rodney Cousens                            October 10, 2001
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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